LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended March 31, 2025, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating income	$85	$334	$356
EBITDA	251	496	521

Three months ended March 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $245 million versus the fourth quarter 2024 largely due to planned and unplanned downtime in the first quarter 2025. Compared to the prior period, olefins results decreased approximately $210 million driven by lower margins due to higher ethane feedstock and natural gas costs coupled with lower co-product contribution as a result of the planned maintenance at the Channelview site. The company's ethylene crackers operated at about 80% of capacity, with the raw materials being approximately 80% ethane and 20% other natural gas liquids. Combined polyolefins results decreased approximately $65 million driven by lower polymer margins due to increased monomer costs. Equity income increased by approximately $5 million.

Three months ended March 31, 2025 versus three months ended March 31, 2024 - EBITDA decreased $270 million versus the first quarter 2024. Olefins results decreased approximately $120 million driven by lower ethylene margins from increased energy costs coupled with lower co-product prices. Combined polyolefin results decreased approximately $140 million due to lower polyethylene margins driven by higher ethylene monomer costs.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating loss	$(23)	$(1,066)	$(11)
EBITDA	17	(1,156)	14
Identified items: Asset write-downs	—	1,010	—
EBITDA excluding identified items(a)	17	(146)	14
(a) See "Information Related to Financial Measures" for a discussion of the company's use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. "Identified items" include adjustments for lower of cost or market ("LCM"), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period, exit costs and discontinued operations.

Three months ended March 31, 2025 versus three months ended December 31, 2024 - EBITDA increased $1,173 million versus the fourth quarter 2024, or $163 million excluding the impact of asset write-downs of $1,010 million in the fourth quarter 2024. Compared to the prior period, olefins results increased approximately $75 million due to improved cracker margins from higher ethylene prices and lower variable costs and higher olefins volumes from the absence of planned downtime. The company's ethylene crackers operated at approximately 80% of capacity with about 35% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results increased approximately $55 million compared to the prior period driven by increased margins from higher average sales prices, and higher volumes from seasonality and restocking activities. Joint venture equity income increased by approximately $145 million as the fourth quarter of 2024 was impacted by the recognition of a deferred tax valuation allowance by a Chinese joint venture.

Three months ended March 31, 2025 versus three months ended March 31, 2024 - EBITDA increased $3 million versus the first quarter 2024. Compared to the prior period, olefins results decreased approximately $20 million due to lower margins driven by higher feedstock costs partially offset by higher ethylene prices and lower volumes due to unplanned downtime. Combined polyolefins results decreased approximately $10 million due to higher energy pricing and lower volumes resulting from unplanned downtime. Joint venture equity income increased approximately $25 million due to the absence of losses recognized by a Chinese joint venture.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating (loss) income	$(9)	$137	$212
EBITDA	94	241	312
Identified items: Gain on sale of business	—	9	—
Identified items: Exit costs	117	—	—
EBITDA excluding identified items	211	250	312

Three months ended March 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $147 million compared to the fourth quarter 2024 or $39 million excluding a $9 million adjustment to the gain on sale of our Ethylene Oxide and Derivatives business in the fourth quarter 2024 and shutdown costs of $117 million associated with the Dutch PO joint venture in the first quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results remained relatively flat as higher PO volumes were partially offset by lower margins. Intermediate Chemicals results decreased approximately $15 million primarily due to higher raw material costs offset slightly by improved styrene margins. Oxyfuels & Related Products results decreased approximately $15 million driven by lower margins on lower blend premiums and lower volumes due to lower demand.

Three months ended March 31, 2025 versus three months ended March 31, 2024 - EBITDA decreased $218 million versus the first quarter 2024 or $101 million excluding shutdown costs of $117 million associated with the Dutch PO joint venture in the first quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $25 million due to lower raw material and derivatives margins. Intermediate Chemicals results increased approximately $20 million due to higher volumes and margins with higher methanol pricing and lower feedstock costs coupled with the absence of downtime. Oxyfuels & Related Products results decreased approximately $115 million as margins were significantly compressed on lower gasoline pricing and blend premiums.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating income (loss)	$17	$(71)	$13
EBITDA	46	(40)	35
Identified items: Asset write-downs	—	55	—
EBITDA excluding identified items	46	15	35

Three months ended March 31, 2025 versus three months ended December 31, 2024 - Compared to the fourth quarter 2024, EBITDA increased $86 million or $31 million excluding a $55 million impairment related to the specialty powders business recognized in the fourth quarter 2024. Compared to the prior quarter, EBITDA increased due to higher volumes driven by seasonal demand and increased business wins.

Three months ended March 31, 2025 versus three months ended March 31, 2024 - Compared to the first quarter 2024, EBITDA increased $11 million, driven by higher sales margins and cost efficiency improvement.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Operating income	$42	$98	$109
EBITDA	52	108	118

Three months ended March 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $56 million. Prior period results benefited from LIFO inventory valuation changes of approximately $10 million. Compared to the prior period, licensing revenues decreased as the pace of global polyolefins capacity additions moderated partially offset by increased catalyst demand.

Three months ended March 31, 2025 versus three months ended March 31, 2024 - EBITDA decreased $66 million relative to the first quarter 2024. Licensing revenue decreased compared to the prior period on fewer contracts as well as lower catalyst margins and volumes from weaker market sentiment.

Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $483 million during the first quarter 2025. At the end of the quarter, cash and liquid investment balances were $1.9 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 323 million common shares outstanding as of March 31, 2025. The company paid dividends of $433 million and repurchased approximately 1.5 million shares during the first quarter 2025.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provides useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for “lower of cost or market" (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period, exit costs and discontinued operations. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In March 2025, we announced our plans to permanently close our Dutch PO joint venture asset which resulted in the recognition of costs associated with the planned shutdown. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended
Millions of U.S. dollars	March 31, 2025	December 31, 2024	March 31, 2024
EBITDA:
Olefins & Polyolefins - Americas	$251	$496	$521
Olefins & Polyolefins - EAI	17	(1,156)	14
Intermediates & Derivatives	94	241	312
Advanced Polymer Solutions	46	(40)	35
Technology	52	108	118
Other, including intersegment eliminations	(1)	(36)	(37)
Discontinued operations	196	(12)	83
EBITDA	$655	$(399)	$1,046

Identified items:
less: Gain on sale of business:
Intermediates & Derivatives	$—	$9	$—
add: Asset write-downs(a):
Olefins & Polyolefins - EAI	—	1,010	—
Advanced Polymer Solutions	—	55	—
add: Exit costs:
Intermediates & Derivatives	117	—	—
less: Discontinued operations	(196)	12	(83)
Total Identified items:	$(79)	$1,086	$(83)

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$251	$496	$521
Olefins & Polyolefins - EAI	17	(146)	14
Intermediates & Derivatives	211	250	312
Advanced Polymer Solutions	46	15	35
Technology	52	108	118
Other, including intersegment eliminations	(1)	(36)	(37)
EBITDA excluding Identified items	$576	$687	$963

(a) “Identified items” include adjustments for lower of cost or market (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period, exit costs and discontinued operations.